VOLUNTARY SEPARATION AGREEMENT AND RELEASE

This Agreement (the "Agreement") is entered into by and between Stewart Information Services Corporation (the "Company") and John Magness ("Executive"). As used in this Agreement, Stewart Information Services Corporation shall include and encompass its members, all parent, subsidiaries, affiliates or related entities of the Company, including, without limitation, all of the past, present or future owners of the Company and any affiliates of such companies, and any successors or predecessors in interest to the operations or business of Stewart Information Services Corporation, and all past, present or future members of the Board of Directors, officers, employees, agents, attorneys and representatives of the Company and its parent, subsidiaries, affiliates or related entities.

In consideration of the mutual promises and undertakings of the parties, the sufficiency of which is recognized and accepted by each of the parties, it is agreed as follows:

WHEREAS, Stewart Information Services Corporation and Executive, previously entered into an Amended and Restated Employment Agreement, dated as of January 1, 2018 and subsequently amended, (the "Employment Agreement") and including The Stewart Title Guaranty Company, Stewart Title Company & Affiliates Confidentiality, Non-Solicit & Non-Compete Agreement (the "Non-Compete Agreement"); and

WHEREAS, the Company previously adopted the Stewart Information Services Corporation Executive Separation Pay and Change in Control Plan (the "Executive Separation Pay Plan"), under which Executive may be eligible to receive certain severance benefits upon a termination of employment "without cause"; and

WHEREAS, the Company previously issued a time-based equity award to Executive, under which 221 shares of the Company's common stock are scheduled to become vested on October 16, 2020, and the Company and Executive are parties to Stock Unit Award Agreements dated February 8, 2018 and February 8, 2019 (collectively, the "Stock Unit Awards"); and

WHEREAS, the Company previously issued a performance-based equity award to Executive, under which 1,324 shares of the Company's common stock are scheduled to become vested on December 31, 2019, and the Company and Executive are parties to Performance Restricted Stock Unit Award Agreements dated February 8, 2018 and February 8, 2019 (collectively, the "Performance Awards"); and

WHEREAS, the Company previously adopted the Stewart Information Services Corporation Annual Bonus Plan, under which Executive is eligible to receive certain bonus payments on or before March 15, 2020 (the "Bonus Award"); and

WHEREAS, the Company and Executive are parties to that certain Recovery and Authorization for Payroll Deduction Agreement was entered into as of January 8, 2018 (referred herein as the "Repayment Agreement"), which requires Executive to pay an amount equal to $50,000 to the Company at the time his employment with the Company terminates; and

WHEREAS, the Executive has previously asserted certain potential common law claims arising under Texas law, in Executive's demand letter dated December 3, 2019.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Company and Executive, intending to be legally bound, hereby incorporate the recitals above herein as terms of this Agreement and agree as follows:

1.Employment Status and Payment. Executive and the Company mutually agree that Executive's employment will be terminated from the Company, including any and all officerships and directorships of the Company, effective December 6, 2019, (referred herein as "Date of Termination"). Subject to the terms and conditions set forth herein, as consideration for Executive's unconditional release as set forth in Paragraph 2 below, and provided that this Agreement has not been revoked under the provisions of Paragraph 2, the Company agrees to pay a "Severance Package" defined and allocated as follows:

(a)Pursuant to the terms of Section 6 of the Employment Agreement the Company agrees to pay Executive:

1.All accrued but unpaid Annual Salary through Executive's last active day of employment, payable in a lump sum within six (6) days following Executive's termination of employment;

2.Any amounts payable to Executive under the terms of any employee benefit plans in which Executive was a participant; and

3.Reimbursement of any of Executive's business expenses not previously reimbursed to the extent provided for under the Company's business expense reimbursement policy and subject to the timely delivery of documentation regarding such business expenses on or before December 13, 2019.

(b)The Company agrees to pay Executive a settlement amount equal to Two Million Seven Hundred Fifty Thousand Dollars and No Cents ($2,750,000.00), no later than December 31, 2019 after the date all applicable revocation periods under the release have expired without previous revocation, which payment Company will make as follows: (1) one check or direct deposit payable to Executive in the amount of Two Million Forty One Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($2,041,666.67), less deductions for applicable taxes and withholdings; and (2) one check or direct deposit made payable to Sturm Law PLLC, as counsel for Executive, for attorney's fees and costs in the amount of Seven Hundred Eight Thousand Three Hundred Thirty Three and Thirty Three Cents ($708,333.33). If, due to the timing of signing, the revocation period has not expired, the amounts payable under this Agreement shall be paid on the first payroll date next following the expiration of the revocation period.

(c)The Company shall waive its right to repayment under the Repayment Agreement, provided that Executive will treat such waiver as taxable income due to cancellation of the underlying repayment obligation, as required by applicable law.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the parties agree that the payment under this Agreement is being made to settle bona fide claims arising out of Executive's employment with the Company. Executive expressly acknowledges the payments and benefits described above are sufficient consideration for and under the terms of this Agreement, and that the Company has no other obligation to pay Executive any payments or benefits beyond those described herein. Executive acknowledges that in connection with Executive's employment, Executive was fully paid for all hours worked, including accrued but unused vacation, received all benefits due, and was not denied time off or any leave of absence to which Executive was legally entitled as an Executive of Company. Executive further acknowledges that in connection with Executive's employment with the Company, Executive may have received certain partnership interests, equity interests, membership interests, phantom stock agreements or such similar type of agreement with Company or any of its affiliates ("Other Interest"). This Separation Package includes the full value of any Other Interest Executive may have had with the Company or any of its affiliates unless such Other Interest is specifically excluded as set forth herein. Executive understands and agrees that Executive will not receive the Separation Package set forth above, except for the execution of this Agreement and the fulfillment of the promises contained herein. Executive recognizes that future employment with the Company or any entity affiliated with the Company, or for any business engaged in the Company Business, without the prior written consent of the Company, will not be available following the effective date of this Agreement, and Executive agrees not to seek such employment unless prior written consent of the Company is provided.

Executive agrees that the payments under this Section satisfies any amount that may be due to Executive pursuant to the Employment Agreement, the Executive Separation Pay Plan, the Bonus Plan, the Performance Awards, the Stock Unit Awards, and any other compensation plan, program or agreement to which the Company and/or Executive is a party as of the date of this Agreement.

2.Executive's Release of Stewart. In consideration of the various recitals and covenants recited in this Agreement, Executive does hereby and forever (i) release and discharge Company and all of its affiliated, parent and subsidiary entities, and its and their owners, officers, members of any board of directors, employees, agents, plan administrators, fiduciaries, benefit plans, attorneys, insurers, and representatives (collectively "Released Parties") from and against any and all claims, demands, damages and causes of action, whether known or unknown, if any, of every type and character, whetl1er at law, in equity or administrative that Executive may have, does have or hereafter acquires against any or all of the Released Parties arising out of or in any way pertaining to, in whole or in part, Executive's employment with Company and the termination of such employment, attributable to the time period prior to and including the effective date hereof, (ii) waive any and all claims, demands, damages, and causes of action against the Released Parties, whether known or unknown, if any, of every type and character, whether at law, in equity or administrative which Executive may have, does have or hereafter acquires arising out of or in any way pertaining to, in whole or in part, Executive's employment with the Company and the termination of such employment, against any or all of the Released Parties attributable to the time period prior to and including the effective date hereof, (iii) agree, and hereby promises and covenants, not to bring any suit, claim, demand, or cause of action against the Released Parties pertaining or relating in any way, directly or indirectly to any claim, demand, damage or cause of action released or waived, or both, under this Agreement, and (iv) agrees not to challenge the enforceability of the Non-Compete Agreement, as amended by this Agreement, or any other non-competition agreement which is intended to protect the Company's legitimate business interests, including its confidential trade secret information and customer and employee relationships.

The release, discharge and waiver set forth above is intended to be as broad as is permissible under applicable law and is to include, but not be limited to, any claim, demand, damage and cause of action arising out of or pertaining to (i) employment discrimination or retaliation of any kind, (ii) re-employment with Company or any of its parent, subsidiary, affiliated, or successor entities, (iii) Title VII of the Civil Rights Act of 1964, as amended, (iv) the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990; (v) the Americans with Disabilities Act, as amended, (vi) the Occupational Safety and Health Act, as amended (vii) the Family and Medical Leave Act, as amended, (viii) Sections 1981 through 1988 of Title 42 of the United States Code, (ix) the Worker Adjustment and Retraining Notification Act, (x) the Fair Credit Reporting Act, (xi) the Equal Pay Act, (xii) breach of contract, tort, or personal injury of any type or character, (xiii) any claim under any other foreign, federal, state or local law, rule or regulation, (xiv) the Employee Retirement Income Security Act of 1974, as amended ("ERlSA"), and (xv) the Internal Revenue Code of 1986, as amended; however, this waiver shall not apply to (a) any cause of action under ERlSA relating to an employee benefit plan that is qualified under Section 401(a) of the Code, or that is a medical or health care plan, or (b) any claims that Executive may have against Company for breach of the terms and conditions set forth in this Agreement.

If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Party identified in this Agreement is a party. To the extent any claim is not waivable by law, Executive assigns any such claims to the Company and understands and acknowledges that the Company has no obligation to pursue such claims.

Executive acknowledges the following: that this Agreement is written in a manner calculated to be understood by Executive and that Executive in fact understands the terms, conditions and effect of this Agreement; Executive does not waive rights or claims that may arise after the date this Agreement is executed; Executive waives rights or claims only in exchange for consideration in addition to anything of value to which Executive is already entitled; Executive is advised in writing to consult with an attorney prior to executing the Agreement; that Executive was given this Agreement on December 9, 2019, and Executive has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if Executive does not wish to; any changes to this agreement will not restart or extend the twenty-one (21) day consideration period; this

Agreement allows a period of seven (7) days following execution of the Agreement in which Executive may revoke the portion of the release which addresses age related claims under the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 by delivering a written notice of revocation to John Killea, located at 1360 Post Oak Blvd., Suite 100, Houston, TX 77056; but if Executive elects to revoke the release of claims under federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 agreement, Executive will repay the Company an amount equal to one hundred thousand dollars ($100,0000); and Executive fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement. If the Company does not receive this signed Agreement by the close of business on the twenty-second (22nd) day following Executive's receipt of the Agreement, the Agreement is automatically withdrawn and is null and void.

Executive agrees not to commence any legal proceeding or lawsuit against Company in violation of this Agreement and forever releases and waives any claim against or liability of Company arising out of or because of the termination of Executive's employment with Company, whether such claim or liability is currently known or unknown. However, nothing herein shall be construed to restrict or prevent Executive from providing information to or filing a report, charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"), Department of Labor ("DOL"), National Labor Relations Board ("NLRB"), Securities and Exchange Commission ("SEC") or any other governmental agency, or from participating in any investigation or proceeding conducted by any governmental agency. This Agreement does not impose any condition precedent (such as prior notice to the Company), any penalty, or any other restriction or limitation adversely affecting Executive's rights regarding any governmental agency disclosure, report, claim or investigation. Executive waives any right to recover any monetary relief or other personal remedies in any governmental agency or other action brought against the Company on Executive's behalf. However this Agreement does not limit or waive Executive's right to receive an award for information provided under any SEC program.

3.Stewart's Release of Executive. In consideration of the various recitals and covenants recited in this Agreement, the Company does hereby and forever (i) release and discharge Executive from and against any and all claims, demands, damages and causes of action, whether known or unknown, if any, of every type and character, whether at law, in equity or administrative that the Company may have, does have or hereafter acquires against Executive arising out of or in any way pertaining to, in whole or in part, Executive's employment with the Company, attributable to the time period prior to and including the effective date hereof, (ii) waive any and all claims, demands, damages, and causes of action against Executive whether known or unknown, if any, of every type and character, whether at law, in equity or administrative which the Company may have, does have or hereafter acquires arising out of or in any way pertaining to, in whole or in part, Executive's employment with the Company, attributable to the time period prior to and including the effective date hereof, (iii) and agrees, and hereby promises and covenants, not to bring any suit, claim, demand, or cause of action against Executive pertaining or relating in any way, directly or indirectly to any claim, demand, damage or cause of action released or waived, or both, under this Agreement

4.Restrictive Covenants and Employment Agreement. Executive agrees that (i) to protect the confidential and trade secret information provided to Executive during Executive's employment with the Company (including any information obtained by Executive regarding the Company employees described below), (ii) in consideration for the Severance Package and the settlement of the matter outlined in Executive's demand letter dated December 3, 2019, and (iii) the amendment to the Non-Compete Agreement, as set forth below, for the twelve (12) month period commencing on December 9, 2019, Executive will not directly or indirectly solicit, hire, encourage, or assist (x) Larry Warren, Marty Albertson, Patricia Rissanen, Eddie Gammill, David Bravo, and Wyomia Clifton (the "Restricted Persons"), or (y) any employees or contractors under the supervision of the Restricted Persons, to (A) terminate their employment with the Company, (B) go into business with Executive,
(C) accept employment with any other employer which employs Executive, or (D) induce any such employee to provide services to or accept employment with an entity that provides products or services that are competitive with those offered by the Company.

Executive agrees and acknowledges that Section 5 of the Employment Agreement and the Non Compete Agreement (other than (i) Section 3(e) of the Non-Compete Agreement, which is hereby deleted from such agreement, and (ii) Section 3(f) of the Non-Compete Agreement, which is hereby deleted from such agreement, each with respect to Executive only) remain in full force and effect, and Executive hereby ratifies and affirms the covenants, promises, representations, and agreements contained therein. Executive knowingly waives the right to dispute the validity and/or enforceability of the covenants contained in Section 4 of this Agreement, in Section 5 of the Employment Agreement, and in the Non-Compete Agreement, as modified by this Agreement. For avoidance of doubt, the Company agrees and acknowledges that Executive may otherwise provide services for or take on responsibilities for a Competing Business that are the same or similar in function or purpose to those provided to the Company; provided, however, that nothing in this sentence shall be deemed to limit the applicability of Section 4 of this Agreement, Section 5 of the Employment Agreement, and Section 3 of the Non-Compete Agreement, as modified by this Agreement.

5.Nondisparagement. Executive agrees that Executive and Executive's immediate family will not make any comments to the employees, vendors, customers, or suppliers of Company, or to any media outlet, through social media, or to others with the intent to directly or indirectly impugn, castigate or otherwise damage the reputation of any of the owners, directors, officers, or employees of the Company.

The Company agrees that the Executive Officers of the Company will not make any comments to the employees, vendors, customers, or suppliers of Company, or to any media outlet, through social media, or to others with the intent to directly or indirectly impugn, castigate or otherwise damage the reputation of Executive.

6.Confidentiality. Executive and the Company agree that they will not make any public announcement or statement or otherwise discuss or disclose the terms, conditions, amount, or negotiation of this Agreement with or to any past or present employees, agents or representatives of the Company other than Shannon Skurner and Cheri Naponic, or to any third party, including without limitation, the press, vendors or customers. However, it is understood that Executive may communicate regarding this Agreement with Executive's financial and legal advisers, family members, and Skurner and Naponic, and the Company may communicate regarding this Agreement with its financial and legal advisers, with the understanding that disclosures to such individuals shall be made to them with an explanation by Executive or the Company of the confidential nature of this Agreement and the expressed understanding of nondisclosure and confidentiality obligations by the receiving party. If either the Company or Executive is asked about Executive's separation of employment, each will respond with the phrase, "The separation of employment was amicable" or words substantially similar. Notwithstanding the preceding, the Company may disclose the material terms of this Agreement in any required regulatory filing.

Executive further agrees and acknowledges that, because of Executive's employment with the Company, Executive has acquired information regarding the Company's trade secrets and proprietary and confidential information. Therefore, except as may be required by a subpoena issued by a court of law or upon the request of a government agency having jurisdiction or power to compel the disclosure, Executive agrees that Executive will not, at any time, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any trade secrets or proprietary or confidential information acquired during Executive's employment with the Company. This Section is in addition to and not a limitation of existing contractual limitations on Executive's use of the Company's trade secrets or proprietary or confidential information, and Executive herein acknowledges and reaffirms any existing contractual obligations to the Company in that regard.

Nothing in this Section is intended to prevent Executive from using Executive's general skills, knowledge and/or expertise from obtaining employment so long as Executive does not reveal the Company's trade secrets or proprietary or confidential information.

Executive agrees that: (i) Executive did not take or copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials whether or not embodying or recording any trade secret or confidential information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) Executive will promptly return to the Company all trade secrets or confidential information, documents, files, records and tapes (written or electronically stored) that have been in Executive's possession or control regarding the Company, and; (iii) Executive will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, information retained in Executive's memory, and any and all copies of these materials. Executive further agrees that Executive has returned to the Company all Company property (including all computer files, computer discs, documents (whether written or electronically stored), notes, papers, correspondence, keys and issued equipment). Executive further agrees that if Executive should find Executive in possession of any Company property, Executive will return such property to the Company immediately.

Notwithstanding the obligations specified above, neither this Agreement nor any other agreement or policy of Executive shall prohibit Executive from the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation oflaw, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (d) other actions protected as whistleblower activity under applicable law. Executive is not required to notify the Company of these allowed reports or disclosures.

7.Involuntary Termination of Employment of Identified Individuals. The Company agrees not to terminate involuntary the employees identified in Exhibit A before January 1, 2020; provided, however, that any of the identified employees may be placed on paid administrative leave for periods prior to that date.

8.Waiver of Right to Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR OBLIGATION REFERENCED IN THIS AGREEMENT, OR ANY OTHER DISPUTE BETWEEN THE PARTIES.

9.Tax Indemnification. Executive agrees to pay any taxes found to be owed by Executive, if any, from payments made pursuant to this Agreement and to hold the Company harmless from any claims, assessments, demands, penalties and interest Executive may owe, or that are found to be owed by Executive, as a result of any payments made pursuant to this Agreement.

10.Cooperation in Legal Proceedings. Executive agrees that Executive will cooperate with the Company in providing information, including truthful testimony at trial or in depositions, if needed, regarding any present claims or future claims filed against the Company that are based on factual allegations about which Executive has knowledge. The Company shall pay all reasonable costs and expenses incurred by Executive in connection with Executive's cooperation in legal proceedings.

11.Presentation Advisory. Executive was presented this Agreement on December 9, 2019 and has twenty-one (21) calendar days to consider this offer. Executive expressly acknowledges that Executive had an opportunity to consult with legal counsel of Executive's choice concerning the terms of this Agreement prior to signing it. Executive specifically acknowledges that Executive fully and completely understands the terms of this Agreement and their significance and that Executive accepts such terms and enters into the Agreement freely and voluntarily.

12.Effective Date. The effective date of this Agreement shall be the date Executive signs the Agreement, provided Executive does not revoke this Agreement in accordance with Paragraph 2. Once the Agreement has been signed by Executive, such signed Agreement is to be transmitted to John Killea, located at 1360 Post Oak Blvd., Suite 100, Houston, TX 77056, on the date of signing.

13.Agreement Construction. It is agreed and understood that this Agreement contains the entire understanding of the parties and that, with the exception of: (a) the various plan documents pertaining to any benefit plan referenced in this Agreement, (b) and any agreements relating to Executive's promises to keep the Company's proprietary and trade secret information confidential, (c) Section 5 of the Employment Agreement; (d) Non-Compete Agreement, as amended by this Agreement; and (e) all capitalized terms herein shall have the meaning defined herein or the meaning set forth in the Employment Agreement or the Non-Compete Agreement, as applicable; there are no additional or other promises, representations, terms or provisions applicable to the parties other than those expressly contained herein, and that all prior negotiations concerning this Agreement are merged and integrated into this Agreement except as otherwise reference herein. Except to the extent preempted by federal law, Texas law shall be applicable to this Agreement. This Agreement shall not be modified except by written agreement by both of the parties, which writing shall specifically reference this Agreement. If any part of this Agreement is found invalid or unenforceable, the remainder of the Agreement shall not be affected and the provision or provisions held to be invalid or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity or unenforceability and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

14.Authorization of the Parties. Executive advises, represents and acknowledges that Executive's actions undertaken in the negotiations leading to the execution of this Agreement and Executive's execution of, and agreement to, the terms of this Agreement were undertaken at all times solely in Executive's individual capacity. The Company specifically approves and acknowledges the foregoing and represents and acknowledges that the Company was represented in the negotiation of, agreement to, and execution of this Agreement by the undersigned representative of the Company and such Company signatory states that Executive has full corporate power and authority to execute, deliver, and perform this Agreement and each and every obligation to be performed in connection herewith and further represents that this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditor's rights generally and the application of general principles of equity.

15 Attorneys' Fees and Costs. Executive agrees and understands that Executive is responsible for the payment of any attorneys' fees and costs arising out of Executive's representation by any attorney in connection with the matters described herein. Should either party be required to employ legal counsel to enforce its rights under this Agreement, then the prevailing party shall be entitled to reimbursement of all fees and costs, including reasonable attorneys' fees, incurred in enforcing its rights.

1.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered as an original, and both of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf' or "tif') format shall be effective as delivery of a manually executed counterpart of this Agreement.

2.No Admission of Liability. The Company and Executive deny any unlawful conduct or any other wrongdoing in connection with Executive's employment, and each agrees that neither this Agreement nor any action or act taken in connection with or pursuant to this Agreement will constitute an admission or any evidence of unlawful or tortious conduct or wrongdoing on the part of Executive or the Company.

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS VOLUNTARY SEPARATION AGREEMENT AND RELEASE AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THE AGREEMENT.

EXECUTIVE

By: /s/ John Magness
John Magness

COMPANY
Stewart Information Services Corporation

By: /s/ Frederick Eppinger
Frederick H. Eppinger, Chief Executive Officer

Exhibit A

List of Individuals

Shannon J. Skurner
Cheri "Britt" B. Naponic
Lesley D. Pugh
Sharon "Kay" K. Street
Kindra Wessel
Robert "Bobby" W. Magness
Natasha L. Jamail